Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

Entity Name	Jurisdiction
1414c Inc.	Delaware, USA
Accord Networks Management, Inc.	Georgia, USA
Accord Networks, Inc.	Georgia, USA
A.S.P.I Digital, Inc.	Georgia, USA
Beijing Polycom Communications Products Maintenance Co., Ltd.	Beijing, China
Beijing Bing Fei Communications Technology Co., Ltd.	Beijing, China
DSTMedia Technology Co., Ltd	Beijing, China
Destiny Conferencing Corporation	Delaware, USA
Octave Communications, Inc.	Delaware, USA
PictureTel Audio Holdings Inc.	Massachusetts, USA
PictureTel LLC	Delaware, USA
PictureTel FSC Ltd.	U.S. Virgin Islands
PictureTel International BV	Netherlands
PictureTel International Corporation	Delaware, USA
PictureTel Mexico SA de CV	Mexico
PictureTel Scandinavia AB	Sweden
PictureTel Securities Corporation	Massachusetts, USA
PictureTel Service Corporation	Delaware, USA
PictureTel Venezuela SA	Venezuela
PicTel Videoconferencing Systems Corporation	Delaware, USA
Polycom Canada, Ltd.	Canada
Polycom (Cayman) Inc.	Cayman Islands
Polycom (France), S.A.R.L.	France
Polycom Global Limited	Thailand
Polycom Global Pty Ltd.	Australia
Polycom Global, Inc.	Cayman Islands
Polycom GmbH	Germany
Polycom Hong Kong Limited	Hong Kong
Polycom Israel Ltd.	Israel
Polycom (Italy) S.r.l.	Italy
Polycom (Japan) K.K.	Japan
Polycom (Netherlands) B.V.	Netherlands
Polycom Norway AS	Norway
Polycom Nova Scotia Ltd.	Canada
Polycom Nova Scotia ULC	Canada
Polycom Peru SRL	Peru
Polycom S de RL de CV	Mexico
Polycom Asia Pacific Pte Ltd.	Singapore
Polycom Solutions (Spain) SL	Spain
Polycom Telecomunicacoes do Brasil Ltda.	Brazil
Polycom (United Kingdom) Ltd.	United Kingdom
Polycom WebOffice Holding, Inc.	Delaware, USA
Polycom WebOffice, Inc.	Delaware, USA
Polycom WebOffice Israel, Ltd.	Israel
Polycom (Switzerland) AG	Switzerland
Polyspan NL Antilles N. V.	Netherlands Antilles
Starlight Networks Inc.	California, USA
Voyant Europe, Ltd.	United Kingdom
Voyant Technologies, Inc.	Delaware, USA